Exhibit 10.11

DELPHI AUTOMOTIVE LLP

June 30, 2010

To:

Re: Special Bonus for Initial Public Offering or Sale of the Company

Dear                     :

Reference is made to (i) that certain Delphi Automotive LLP Board of Managers 2010 Class E-1 Interest Incentive Plan (the “Director Plan”), (ii) the Second Amended and Restated Limited Partnership Agreement of the Delphi Automotive LLP, dated as of June 30, 2010, as it may be amended from time to time (the “LLP Agreement”), and (iii) that certain Delphi Automotive, LLP 2010 Management Value Creation Plan (the “Management Plan”).

This letter confirms that, within sixty (60) days following the earlier to occur of an Initial Public Offering (as defined in the LLP Agreement) or a Sale of the Company (as defined in the Director Plan), in each case, at a time when the Implied Company Value (as defined below) exceeds six billion dollars ($6 billion), you shall be entitled to a lump sum cash payment in an amount equal to two hundred and seventy five thousand dollars ($275,000) (the “Special Bonus”), subject to your continuous service on the Board of Managers of Delphi Automotive LLP or its successor (the “Board”) through the date of such Initial Public Offering or Sale of the Company, as applicable. In the event that there is an Initial Public Offering or a Sale of the Company at a time when the Implied Company Value is less than or equal to six billion dollars ($6 billion) or your service on the Board terminates prior to the earlier to occur of an Initial Public Offering or a Sale of the Company, you shall forfeit your right to receive the Special Bonus and this letter shall be of no further force or effect; provided, that, in the event that your service on the Board is terminated without “cause” within ninety (90) days prior to an Initial Public Offering or a Sale of the Company, notwithstanding the foregoing, a majority of the Independent Managers (as defined in the LLP Agreement) may, in their sole discretion, provide for the payment of the Special Bonus.

For purposes of this letter, the term “Implied Company Value” shall mean, upon the occurrence of an Initial Public Offering or a Sale of the Company, (i) the sum of all Accrued Distributions (as defined in the Management Plan) plus any amounts distributed to the Class E-1 Holders (as defined in the LLP Agreement) in respect of, or to repurchase, Class E-1 Interests, in each case as of the date of the Initial Public Offering or Sale of the Company, as applicable, plus (ii)(a) in the case of an Initial Public Offering, the sum of (1) the fair market value, based on the IPO Offering Price (as defined in the LLP Agreement), of the Common Stock (as defined in the Management Plan) issued in respect of the Applicable Membership Interests (as defined in the Management Plan) and the Class E-1 Interests (as defined in the LLP Agreement) in connection with the Initial Public Offering, (2) the fair market value, as reasonably determined by a majority of Independent Managers, of the Preferred Securities (as defined in the LLP Agreement) issued in respect of the Applicable Membership Interests in connection with the Initial Public Offering, and (3) any cash distributed to the Class E-1 Interests pursuant to Section 14.13 of the LLP

Agreement in connection with the Initial Public Offering, or (b) in the case of a Sale of the Company, the fair market value of the Applicable Membership Interests and the Class E-1 Interests outstanding as of the date of such Sale of the Company, as determined by a majority of Independent Managers based on the aggregate value of the proceeds received by the Company or its Members (as defined in the LLP Agreement), as applicable, in connection with such Sale of the Company.

Sincerely,

DELPHI AUTOMOTIVE LLP

By:
Name: Title:	John A. Krol Chairman of the Board of Managers

Acknowledged and Agreed: